                                                               EXHIBIT (a)(1)(H)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 3, 2001, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. Merger Sub (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer, Merger Sub will make a good faith effort to comply with such statute. If, after such good faith effort, Merger Sub cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, state or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Merger Sub by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                   Autologic Information International, Inc.
                                       at
                              $7.127 Net Per Share
                                       by
                          Autologic Acquisition Corp.
                          a wholly owned subsidiary of
                                Agfa Corporation
                          a wholly owned subsidiary of
                               Agfa-Gevaert N.V.

Autologic Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Agfa Corporation, a Delaware corporation ("Parent"), which is in turn a wholly-owned subsidiary of Agfa-Gevaert N.V., a company organized under the laws of Belgium ("Agfa-Gevaert"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Autologic Information International, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.127 per Share, net to the seller in cash, without interest (the "Offer Consideration"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 3, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with the Offer to Purchase and any amendments or supplements thereto collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein. Stockholders of record who tender directly to the depositary for the Offer, The Bank of New York ("BNY"), will not be obligated to pay brokerage fees or commissions with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Stockholders of record who tender will be obligated to pay any stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Merger Sub will pay all fees and expenses of BNY and the Information Agent for the Offer, Innisfree M&A Incorporated ("Innisfree"), for their respective services in connection with the Offer and the Merger (as defined below).

--------------------------------------------------------------------------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 31, 2001, UNLESS THE OFFER IS
                                   EXTENDED.
--------------------------------------------------------------------------------

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn immediately prior to the expiration of the Offer a majority of the then outstanding Shares of the Company on a fully-diluted basis, including all shares of Company common stock which the Company may be required to issue pursuant to obligations outstanding under employee stock option or similar benefits plans, warrants or otherwise (the "Minimum Tender Condition"). Stockholders who hold outstanding Shares representing over a majority of the Shares outstanding on a fully-diluted basis as set forth above have agreed to tender and not withdraw their Shares in the Offer, and it is therefore likely that the Minimum Tender Condition will be satisfied. The Offer is also subject to the satisfaction of certain other conditions described in Section 15 of the Offer to Purchase. The Offer is not conditioned on obtaining financing.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 25, 2001 (the "Merger Agreement"), by and among Parent, Merger Sub and the Company.

The Merger Agreement provides, among other things, for the making of the Offer by Merger Sub, and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") as a wholly owned subsidiary of Parent. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase. The Merger is subject to certain conditions, including the approval of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12 of the Offer to Purchase. In the Merger, each issued and outstanding Share (other than Shares held by the Company, Shares held directly or indirectly by Parent or Merger Sub and Shares held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal for such Shares in accordance with the Delaware General Corporation Law), will be converted into the right to receive the Offer Consideration, upon the terms and subject to the conditions set forth in the Merger Agreement, and upon surrender of certificates formerly representing such Shares.

Concurrently with the execution and delivery of the Merger Agreement, Parent and the Company entered into a Transaction Option Agreement (the "Transaction Option Agreement") pursuant to which the Company granted Parent an irrevocable option, exercisable from time to time, to purchase from the Company up to a number of shares equal to 19.9% of the Shares outstanding immediately prior to the exercise of such option (before giving effect to the exercise of such option) at a per share exercise price equal to the Offer Consideration if, after giving effect to the exercise of the option and as a result of such exercise, the number of Shares then owned by Parent and Merger Sub represents at least 90% of the Shares then outstanding.

Also concurrently with entering into the Merger Agreement, Parent and Merger Sub entered into a Stockholders' Agreement (the "Stockholders' Agreement") with the Company and the directors and executive officers of the Company (together, the "Minority Stockholders"), pursuant to which the Minority Stockholders agreed to validly tender, and not withdraw, in the Offer all the Shares beneficially owned by them on the date of the Stockholders' Agreement or acquired by them after that date. The Minority Stockholders also agreed, among other things, to vote in favor of the Merger and the Merger Agreement (if required) and other actions required in furtherance thereof, and against any action or agreement that would impede, delay or attempt to discourage the Offer. The Minority Stockholders hold outstanding Shares representing approximately 1.3% of all outstanding Shares on a fully-diluted basis. The Stockholders' Agreement is more fully described in
Section 13 of the Offer to Purchase.

Also concurrently with entering into the Merger Agreement, Parent and Merger Sub entered into a Stockholder's Agreement (the "Volt Stockholder's Agreement") with the Company and Volt

Information Sciences, Inc., a Delaware corporation and the Company's majority stockholder ("Volt"), pursuant to which Volt agreed to validly tender, and not withdraw, in the Offer all the Shares beneficially owned by it on the date of the Volt Stockholder's Agreement or acquired by it after that date. Volt also agreed, among other things, to vote in favor of the Merger and the Merger Agreement (if required) and other actions required in furtherance thereof, and against any action or agreement that would impede, delay or attempt to discourage the Offer. Volt holds approximately 56% of all outstanding Shares of the Company on a fully-diluted basis. In the Volt Stockholder's Agreement, Volt also granted Parent an irrevocable option to purchase one-third of the Shares held by Volt at an exercise price per share equal to the Offer Consideration. This option is only exercisable in the event the Merger Agreement is terminated
(i) by the Company, if the Company enters into an agreement providing for an acquisition of the Company with terms superior (as provided in the Merger Agreement) to the terms of the Offer and the Merger, or (ii) by Parent, if the Board of Directors of the Company withdraws or modifies in a manner adverse to Parent its approval of the Merger Agreement or recommends such a proposed superior acquisition. The Volt Stockholder's Agreement is more fully described in Section 13 of the Offer to Purchase.

In connection with the proposed Merger, the Company also entered into a lease (the "Lease") with Volt Realty Two, Inc., a Nevada corporation and wholly-owned subsidiary of Volt, as landlord for the property located at 1050 Rancho Conejo Boulevard, Thousand Oaks, California 91320, which is the current site of the Company's headquarters and main manufacturing facility, on substantially the same economic terms as the Company currently leases the property. The term of the Lease will become effective and commence upon the earlier to occur of the Offer Closing Date and the Effective Time of the Merger, and will end on December 31, 2002. The Lease is more fully described in Section 13 of the Offer to Purchase.

The Company's board of directors has unanimously (i) determined that the Merger is fair to, and in the best interests of, the stockholders of the Company; (ii) approved the Offer contemplated in the Merger Agreement and recommended to the stockholders of the Company that they accept the Offer and tender their Shares pursuant thereto; (iii) recommended that the stockholders of the Company vote in favor of adoption of the Merger Agreement at any meeting of the Company's stockholders that may be called to consider adopting the Merger Agreement; and
(iv) approved and declared advisable each of the Merger Agreement, the Volt Stockholder's Agreement, the Stockholders' Agreement, the Transaction Option Agreement and the Lease. In addition, a special committee of the Company's board of directors comprised solely of directors who are not employees, officers, directors (other than directors of the Company), appointees, nominees or affiliates of the Company, Volt, Parent or Merger Sub or any of their affiliates, has unanimously (x) determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Volt) and (y) recommended that the Company's board of directors approve the execution, delivery and performance of the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement, the Transaction Option Agreement and the Lease.

For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Merger Sub gives oral notice followed by written notice to the Depositary of Merger Sub's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Merger Sub and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Merger Sub's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, October 31, 2001, unless Merger Sub has extended the period of time for which the Offer is open, in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Sub (other than any extension with respect to a subsequent offering period under Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), described below), expires. Merger Sub may, in its sole discretion, extend the Offer (i) at any time in connection with an increase in the consideration to be paid pursuant to the Offer, as required to comply with applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission, (ii) for individual extension periods not exceeding ten business days if at the time of any Expiration Date, any of the conditions to the Offer described in Section 15 of the Merger Agreement are not satisfied or waived in accordance therewith until such conditions are satisfied or waived, as long as such conditions are then still reasonably capable of being satisfied prior to the termination of the Merger Agreement and the failure to satisfy any of such conditions was not directly or indirectly caused by Merger Sub or Parent; provided, that in no event may Merger Sub extend the Offer beyond the termination of the Merger Agreement in accordance with its terms, and (iii) for one or more periods beyond any Expiration Date, not to exceed twenty business days in the aggregate, if at the time of any such extension all Offer conditions have been satisfied or waived but the number of shares validly tendered and not withdrawn represents less than 90% of the then issued and outstanding shares of common stock of the Company on a fully-diluted basis. Merger Sub's rights and obligations to extend the Offer as described in this paragraph are subject to Merger Sub's, Parent's and the Company's rights to terminate the Merger Agreement. Merger Sub may extend the Offer by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Merger Sub will exercise its right to extend the Offer.

Rule 14d-11 under the Exchange Act permits Merger Sub, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from at least three and up to twenty business days in length, beginning after Merger Sub purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Consideration. Merger Sub may provide for a Subsequent Offering Period without the consent of the Company. During a Subsequent Offering Period, Merger Sub will promptly purchase and pay for all Shares tendered during such Subsequent Offering Period at the same price paid in the Offer.

In the Merger Agreement, Parent and Merger Sub have expressly reserved the right to amend or modify the terms of the Offer, except that neither Parent nor Merger Sub may, without the prior written consent of the Company, (i) decrease the Offer Consideration or change the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change the Offer Conditions,
(iii) impose additional conditions to the Offer, (iv) waive the Minimum

Tender Condition, (v) extend any Expiration Date of the Offer (except as set forth above) or (vi) amend any term of the Offer in any manner adverse to holders of Shares.

Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Merger Sub pay the Offer Consideration or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer (without affecting Merger Sub's right to pay for Shares tendered during any subsequent offering period in accordance with Rule 14d-11 under the Exchange Act). Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Merger Sub, regardless of any extension of the Offer or any delay in making such payment. Any extension of the period during which the Offer is open, or any delay in acceptance for payment, or termination or amendment of the Offer, or waiver of an Offer condition, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

Except as otherwise provided in Section 4 of the Offer to Purchase tenders of Shares made pursuant to the Offer are irrevocable. Except during the Subsequent Offering Period described above, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 3, 2001. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by BNY at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to BNY, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to BNY and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub, in its discretion, and its determination will be final and binding on all parties. None of Merger Sub, Parent, BNY, Innisfree or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase, at any time prior to the Expiration Date or during the Subsequent Offering Period, if any. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

Stockholders of the Company do not have appraisal or dissenters' rights in connection with the Offer. However, if the Merger is consummated, stockholders of the Company who hold Shares through the Effective Time of the Merger, who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the Delaware General Corporation Law to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the Delaware General Corporation Law.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Merger Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

Stockholders are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares pursuant to the Offer.

Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to Innisfree at its address and telephone number set forth below, and copies will be furnished promptly at Merger Sub's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials and copies will be furnished at Merger Sub's expense.

                    The Information Agent for the Offer is:

                                 Innisfree LOGO

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                All Others Please Call Toll-Free: (888) 750-5834
October 3, 2001